Exhibit 4.7

AMENDMENT TO

RESTRICTED SHARE UNIT AWARD AGREEMENT

MAXAR TECHNOLOGIES LTD. EMPLOYEE STOCK OPTION PLAN

THIS AMENDMENT TO THE RESTRICTED SHARE UNIT AWARD AGREEMENT (this “Amendment”) amends that certain Restricted Share Unit Award Agreement (the “Agreement”), granted pursuant to the DigitalGlobe, Inc. 2007 Employee Stock Option Plan (the “DGI Plan”) and entered into between DigitalGlobe, Inc., a Delaware corporation (“DGI”), and each employee or director of DGI or one of its subsidiaries who executed an Agreement as recorded in DGI’s records and reflected in the Schedule of RSU Awards attached hereto as Exhibit A (the “Participant”), in each case as of the date set forth in Exhibit A (the “Grant Date”). This Amendment is effective as of October 5, 2017 (the “Amendment Date”).

W I T N E S S E T H:

WHEREAS, the Participant was previously granted an award (the “RSU Award”) of restricted share units (“Restricted Share Units”) on the Grant Date pursuant to the terms of the DGI Plan;

WHEREAS, pursuant to that certain Agreement and Plan of Merger by and among MacDonald, Dettwiler and Associates, Ltd. (now known as Maxar Technologies Ltd.), a British Columbia corporation (“Maxar”), SSL MDA Holdings, Inc. (now known as Maxar Technologies Holdings Inc.), a Delaware corporation and wholly owned subsidiary of Maxar (“Holdings”), Merlin Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Holdings (“Merger Sub”), and DGI, Merger Sub merged with and into DGI, with DGI continuing as the surviving corporation and as an indirect wholly owned subsidiary of Maxar;

WHEREAS, in connection with the Merger, the DGI Plan was assumed and adopted by Maxar, and renamed the Maxar Technologies Employee Stock Option Plan (the “Maxar Plan”), effective as of October 5, 2017;

WHEREAS, in connection with the Merger, Maxar assumed the RSU Award pursuant to the terms of the Maxar Plan (the “Award Assumption”);

WHEREAS, Section 14 of the Maxar Plan and Section 10 of the Agreement provide that the Agreement may be amended by the Committee (as defined in the Maxar Plan) without the consent of the Participant, provided that the amendment does not materially and adversely affect the Participant;

WHEREAS, in connection with the Merger and the Award Assumption, the Committee has authorized amending the Agreement to provide that each Restricted Share Unit granted pursuant to the Award will now entitle the Participant to receive (i) payment, upon satisfaction of the vesting conditions set forth in the Agreement, of 0.3132 shares (the “Stock Consideration”) of common stock of Maxar, without par value (“Common Stock”) and (ii) payment, upon satisfaction of the vesting conditions set forth in the following paragraph, of cash in an amount equal to $17.50 (the “Cash Consideration”);

WHEREAS, in connection with the Merger and the Award Assumption, the Committee has authorized amending the Agreement to provide that each Restricted Share Unit granted pursuant to the Award will be deemed fully vested upon the effective time of the Merger as to the Cash Consideration, which Cash Consideration will be paid on the closing date of the Merger;

WHEREAS, the Committee has authorized amending the Agreement such that, effective as of the Amendment Date, (i) all references in the Agreement to the “Plan” will be deemed to be references to the Maxar Plan, and (ii) all references in the Agreement to the “Company” will be deemed to be references to Maxar (or its subsidiaries as the context may require); and

WHEREAS, the Committee has determined that the Amendment will not materially and adversely affect the rights of the Participant under the Agreement.

NOW, THEREFORE, the Agreement is amended to provide that each Restricted Stock Unit will entitle the Participant to receive (i) payment, upon satisfaction of the vesting conditions set forth in the Agreement, of 0.3132 shares of Common Stock and (ii) payment, upon satisfaction of the vesting conditions set forth in the following paragraph, of cash in an amount equal to $17.50;

FURTHER, in connection with the Merger and the Award Assumption, the Agreement is amended to provide that each Restricted Share Unit granted pursuant to the Award will be deemed fully vested upon the effective time of the Merger as to the Cash Consideration, which Cash Consideration will be paid on the closing date of the Merger;

FURTHER, effective as of the Amendment Date, (i) all references in the Agreement to the “Plan” will be deemed be references to the Maxar Plan and (ii) all references in the Agreement to the “Company” will be deemed to be references to Maxar (or its subsidiaries as the context may require); and

FURTHER, except as amended hereby, the Agreement remains in effect pursuant to its original terms.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed, effective as the Amendment Date.

MAXAR TECHNOLOGIES LTD.:

By:	/s/ Michelle Kley
Michelle Kley
Senior Vice President, General Counsel and Corporate Secretary

SIGNATURE PAGE TO

AMENDMENT TO RESTRICTED SHARE UNIT AWARD AGREEMENT

EXHIBIT A

Schedule of RSU Awards

EXHIBIT A